Exhibit 99.1

TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contacts:

Karen Breen

Investor Relations

303-397-8592

TELETECH NAMES JOE BELLINI AS EXECUTIVE VICE PRESIDENT AND CHIEF SALES OFFICER

Englewood, Colo., April 22, 2010 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of technology-enabled business process outsourcing (BPO) solutions, today announced that it has appointed Joe Bellini to serve as Executive Vice President and Chief Sales Officer.

In this role Mr. Bellini is responsible for leading TeleTech’s global sales efforts, including targeting and acquiring new clients as well as strengthening and expanding relationships with TeleTech’s existing client base.   Mr. Bellini will also focus on selling TeleTech’s expanded suite of innovative offerings, including its revenue generation and technology-enabled On-Demand solutions, which are specifically designed to shorten sales cycles, accelerate revenue and optimize operating efficiencies on behalf of global clients.

“Joe’s strong background in developing worldwide industry solutions and his approach to sales management makes him a strong addition to our leadership team,” said Kenneth Tuchman, chairman and chief executive officer of TeleTech.  “Joe joins TeleTech as clients are increasingly seeking partners who can deliver strategic capabilities tied to measurable outcomes.  I am confident that his ability to clearly demonstrate the value of our innovative suite of offerings and target high potential markets will drive profitable growth for TeleTech.”

Mr. Bellini joins TeleTech from Symphony Marketing Solutions, a Knowledge Process Outsourcing provider, recently sold to Genpact Limited, which focused on data management, analytics and front office process outsourcing, where he formerly served as chief executive officer.

Prior to Symphony, he served as president and chief executive officer of the Enterprise Software Group at Brooks Automation and chief executive officer at both eXcelon and C-Bridget Internet Solutions.

Mr. Bellini received his Bachelor of Science degrees in Mechanical Engineering and Applied Mathematics and Statistics from the University of Massachusetts at Amherst.  He is also a Harvard Business School (HBS) alumnus as a graduate of the HBS Program for Management Development.

Mr. Bellini will assume the responsibilities of Greg Hopkins, Executive Vice President, Global Accounts, who has resigned following his successful six-year career at TeleTech.

ABOUT TELETECH

TeleTech is one of the largest and most geographically diverse global providers of technology-enabled business process outsourcing solutions. TeleTech and its subsidiaries have a 28-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. TeleTech and its subsidiaries have developed deep domain expertise and support more than 270 business process outsourcing programs serving approximately 90 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by approximately 45,000 employees utilizing 35,600 workstations across 68 delivery centers in 16 countries. For additional information, visit www.teletech.com.